Exhibit No. 15

LETTER REGARDING UNAUDITED INTERIM FINANCIAL

INFORMATION

May 16, 2005

TRC Companies, Inc.

5 Waterside Crossing

Windsor, Connecticut  06095

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of TRC Companies, Inc. and subsidiaries for the three and nine month periods ended March 31, 2005 and 2004, as indicated in our report dated May 16, 2005 (which report includes an explanatory paragraph relating to a change in accounting for investments in certain limited liability companies effective July 1, 2004 as described in Note 2); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169, 33-70662, 33-87446, 33-87448, 33-97332, 333-57463 and 333-121253 on Form S-8 and Registration Statement Nos. 33-84660, 333-74528 and 333-88176 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

May 16, 2005